Exhibit 99.1

Annex A

R & H Trust Co. (Guernsey) Limited

Name of Director	Principal Business Address	Principal Occupation	Citizenship
Alasdair Cross	Trafalgar Court, 3rd Floor, Les Banques, St. Peter Port, Guernsey GY1 2JA	Director of R & H Trust Co. (Guernsey) Limited	Great Britian
Leigh Digard	Trafalgar Court, 3rd Floor, Les Banques, St. Peter Port, Guernsey GY1 2JA	Director of R & H Trust Co. (Guernsey) Limited	Great Britian
Karen Higgins	Trafalgar Court, 3rd Floor, Les Banques, St. Peter Port, Guernsey GY1 2JA	Director of R & H Trust Co. (Guernsey) Limited	Great Britian
Laura McCarthy	Trafalgar Court, 3rd Floor, Les Banques, St. Peter Port, Guernsey GY1 2JA	Director of R & H Trust Co. (Guernsey) Limited	Great Britian
Alison Wyser	Trafalgar Court, 3rd Floor, Les Banques, St. Peter Port, Guernsey GY1 2JA	Director of R & H Trust Co. (Guernsey) Limited	Great Britian